EXHIBIT 2.01

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2025 (the “Execution Date”),

BY AND BETWEEN:

UMEWORLD INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Delaware Company”); and

UMEWORLD LIMITED, a company limited by shares duly incorporated and existing under the laws of the British Virgin Islands (the “BVI Company”).

RECITALS

WHEREAS, the shareholders of the BVI Company (the "Shareholders") are the registered and beneficial owners of all of the issued and outstanding ordinary shares of the BVI Company (the "BVI Shares");

WHEREAS, the BVI Company has obtained the requisite written consent from the holders of more than seventy-five percent (75%) of the issued and outstanding BVI Shares approving the principal terms of this Agreement and the transactions contemplated hereby, in accordance with the BVI Business Companies Act and its amended and restated memorandum and articles of association (the "BVI Company Approval"), which approval is sufficient to bind all Shareholders;

WHEREAS, the parties desire to effect a share-for-share exchange pursuant to which the Delaware Company will acquire all of the BVI Shares from the Shareholders in exchange for the issuance of shares of common stock of the Delaware Company (the “Delaware Shares”) to the Shareholders, on the terms and subject to the conditions set forth herein;

WHEREAS, following the Exchange (as defined below), the BVI Company will become a wholly-owned subsidiary of the Delaware Company;

WHEREAS, the parties intend for the transaction contemplated by this Agreement to be consummated on October 2, 2025 or such later date as the parties may mutually agree (the “Closing Date”);

WHEREAS, the parties intend for the transaction contemplated by this Agreement to qualify as a tax-free reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I – DEFINITIONS

1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Share Exchange Agreement, including all exhibits and schedules attached hereto, as amended from time to time.

“BVI Company” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” means October 2, 2025 or such later date as the parties may mutually agree.

“Delaware Company” has the meaning set forth in the Preamble.

“Delaware Shares” has the meaning set forth in the Recitals.

“Effective Time” means 12:01 a.m., Eastern Time, on the Closing Date or such other time as the parties may mutually agree in writing.

“Exchange” means the exchange of all BVI Shares for Delaware Shares on the terms set forth in this Agreement.

“Exchange Ratio” means one (1) Delaware Share for every one (1) BVI Share.

“Governmental Entity” means any U.S. or foreign federal, state, provincial, local, or other governmental, regulatory, or administrative authority, agency, commission, or court.

“Law” means any statute, law, ordinance, regulation, rule, code, or order of any Governmental Entity.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, Governmental Entity, or other entity.

“Shareholders” has the meaning set forth in the Recitals.

“BVI Shares” has the meaning set forth in the Recitals.

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ARTICLE II – THE EXCHANGE

2.1  Agreement to Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Exchange and without any required action on the part of any Shareholder, each Shareholder shall be deemed to have assigned, transferred, and delivered to the Delaware Company all of such Shareholder’s right, title, and interest in and to such Shareholder’s BVI Shares, free and clear of all liens, and the Delaware Company shall issue to each Shareholder the number of Delaware Shares equal to the product of (a) the number of BVI Shares held by such Shareholder immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio.

2.2  No Fractional Shares. No fractional Delaware Shares shall be issued pursuant to this Agreement. In lieu of any fractional share to which a Shareholder would otherwise be entitled, the Delaware Company shall round such fraction to the nearest whole share.

2.3  Automatic Exchange Mechanics.

(a) Mandatory Exchange. The exchange of BVI Shares for Delaware Shares pursuant to Section 2.1 shall occur automatically and without any required action on the part of any Shareholder at the Effective Time (the “Automatic Exchange”).

(b) Role of the Transfer Agent.

(i) The parties hereby irrevocably acknowledge and agree that Legacy Stock Transfer shall act as the common transfer agent for both the BVI Company and the Delaware Company (the “Transfer Agent”) for the purposes of effecting the Automatic Exchange.

(ii) The BVI Company and the Delaware Company shall jointly issue irrevocable instructions to the Transfer Agent on or before October 2, 2025, directing the Transfer Agent to take all actions necessary to give effect to the Automatic Exchange at the Effective Time, including: (A) electronically canceling all issued and outstanding BVI Shares on the share register of the BVI Company; and (B) simultaneously issuing an equivalent number of Delaware Shares to the same persons who were registered as holders of the canceled BVI Shares immediately prior to the Effective Time.

(c) Certified Share Register. On or before September 26, 2025, the BVI Company shall cause the Transfer Agent to provide to the Delaware Company a certified register of members of the BVI Company, setting forth the names and addresses of, and number of BVI Shares held by, each Shareholder as of September 26, 2025 (the “Record Date”). This certified register shall constitute the definitive list of persons entitled to receive Delaware Shares in the Exchange.

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(d) Treatment of Share Certificates. From and after the Effective Time, each outstanding certificate that immediately prior to the Effective Time represented BVI Shares shall cease to represent an ownership interest in the BVI Company and shall thereafter be deemed to represent only the right to receive a certificate or book- entry statement representing the same number of Delaware Shares. Shareholders are not required to surrender their certificates unless they desire a new physical certificate for the Delaware Shares.

2.4 Effective Time. The Exchange shall become effective at the Effective Time, subject to the satisfaction or waiver of all conditions set forth in Article VII.

2.5 Closing. The closing of the Exchange (the “Closing”) shall be deemed to have occurred at the Effective Time on the Closing Date. All actions to be taken and documents to be delivered at the Closing shall be deemed to have been taken and delivered simultaneously at the Effective Time.

2.6 Effect of the Exchange. From and after the Effective Time:

(a) The Delaware Company shall be the holder of all of the issued and outstanding shares of the BVI Company and shall become the parent holding company of the BVI Company.

(b) The BVI Company shall continue its corporate existence under the laws of the British Virgin Islands as a wholly-owned subsidiary of the Delaware Company.

(c) The Delaware Company shall be deemed to have succeeded to the status of the BVI Company as the “issuer” for reporting purposes under the U.S. Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3 thereunder.

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ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE DELAWARE COMPANY

The Delaware Company represents and warrants to the BVI Company, as of the Execution Date and as of the Closing Date, that:

3.1  Organization and Good Standing. It is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

3.2 Authority; Execution and Delivery. It has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchange. The execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms.

3.3 Capitalization.

(a) The Delaware Company is a newly formed entity and has not issued any securities prior to this Agreement.

(b) The authorized capital stock of the Delaware Company consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which zero (0) shares are issued and outstanding prior to the Closing.

(c) The Delaware Shares to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable.

3.4 No Conflicts. The execution and delivery of this Agreement, the issuance of the Delaware Shares, and the consummation of the Exchange do not and will not: (a) conflict with or violate its certificate of incorporation or bylaws; (b) conflict with or violate any Law applicable to it; or (c) result in a breach of or constitute a default under any material contract to which it is a party.

3.5 Governmental Consents and Filings. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by it in connection with the execution, delivery, and performance of this Agreement, except for (i) filings with the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”), (ii) the filing of information with the BVI Registrar of Corporate Affairs, and (iii) any other filings, the failure of which to make would not reasonably be expected to have a material adverse effect.

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ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE BVI COMPANY

The BVI Company represents and warrants to the Delaware Company, as of the Execution Date and as of the Closing Date, that:

4.1 Organization and Good Standing. It is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

4.2 Capitalization.

(a) The authorized share capital of the BVI Company consists of 250,000,000 ordinary shares of no par value, of which 117,785,005 shares are issued and outstanding (the "BVI Shares").

(b) All issued and outstanding BVI Shares are duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding options, warrants, preemptive rights, convertible securities, or other rights to subscribe for or purchase any share capital of the BVI Company.

4.3 Authority; Execution and Delivery. It has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms.

4.4 Title to Shares. The Shareholders are the sole registered and beneficial owners of the BVI Shares, and upon delivery of the BVI Shares to the Delaware Company at the Closing, the Delaware Company will acquire good and marketable title thereto, free and clear of all liens.

4.5 Shareholder Approval. The BVI Company Approval has been duly and validly obtained, is in full force and effect, and is sufficient to approve this Agreement and the transactions contemplated hereby without any further action by the Shareholders.

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ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF THE BVI COMPANY (ON BEHALF OF SHAREHOLDERS)

The BVI Company, on behalf of its Shareholders and based upon its knowledge and the BVI Company Approval, represents and warrants to the Delaware Company, as of the Execution Date and as of the Closing Date, that:

5.1 Title to Shares. Each Shareholder is the lawful record and beneficial owner of his, her, or its BVI Shares, free and clear of all liens, pledges, security interests, charges, claims, or encumbrances of any kind. Each Shareholder has the unqualified right to sell, assign, and transfer such BVI Shares to the Delaware Company.

5.2 Binding Obligation. The BVI Company Approval is sufficient to ensure that the terms of this Agreement constitute a valid and binding obligation on each Shareholder, enforceable against each Shareholder in accordance with its terms.

5.3 Investment Intent. Each Shareholder is acquiring the Delaware Shares for such Shareholder's own account, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

5.4 Sophistication and Risk. To the knowledge of the BVI Company, each Shareholder is either (i) an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended, or (ii) has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of an investment in the Delaware Shares.

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ARTICLE VI — COVENANTS

6.1 Conduct of Business. From the Execution Date until the Closing, the BVI Company shall operate its business in the ordinary course and use its commercially reasonable efforts to preserve its business organization intact, keep available the services of its key employees, and preserve its relationships with customers, suppliers, and others having business dealings with it.

6.2 Access and Information. The BVI Company shall afford to the officers, employees, and authorized representatives of the Delaware Company reasonable access to its properties, books, and records to conduct customary due diligence.

6.3 Regulatory Filings. The parties shall cooperate and use their commercially reasonable efforts to prepare and file all necessary documentation to obtain all requisite consents, approvals, and authorizations of all Governmental Entities, including but not limited to filings with the SEC, FINRA, and the BVI Registrar of Corporate Affairs, on or prior to the Closing Date.

6.4 Delaware Company Approval. The Delaware Company shall, prior to the Closing, take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to obtain the approval of its board of directors (or its sole incorporator, if no board of directors is yet appointed) for this Agreement and the transactions contemplated hereby.

6.5 Public Announcement. The parties shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby.

6.6 Further Assurances. Each party agrees to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.7 SEC and FINRA Filings. The parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall be disclosed to the SEC on Form 6- K (or Form 8-K if Delaware Company becomes a domestic filer), and a FINRA Company Related Action Notification Form shall be submitted promptly following the Closing.

6.8 Exchange Act Rule 12g-3. At and after the Effective Time, the Delaware Company shall be deemed the successor issuer to the BVI Company pursuant to Rule 12g-3(a) under the Exchange Act, and all reports filed by the BVI Company with the SEC prior to the Closing shall be deemed filed by the Delaware Company.

6.9 Tax Matters. The parties agree to use their reasonable best efforts to cause the Exchange to qualify as a reorganization under Section 368(a)(1) of the Code and to report the Exchange consistently therewith for all tax purposes.

6.10 Dissolution of BVI Subsidiary. The Delaware Company may, in its sole discretion, dissolve the BVI Company following the Closing after all necessary filings, consents, and regulatory approvals have been completed, provided that all liabilities of the BVI Company have been satisfied or adequately reserved, and the Delaware Company shall be responsible for all costs and expenses associated with such dissolution.

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ARTICLE VII – CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of all parties to consummate the Exchange are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) Company Approval. The Exchange shall have been approved and adopted (i) by the board of directors (or the sole incorporator) of the Delaware Company and (ii) by the BVI Company Approval.

(b) No Injunction. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect.

(c) Governmental Approvals. All necessary approvals, consents, and clearances from Governmental Entities (including from the SEC and FINRA) shall have been obtained.

7.2 Additional Conditions to Obligations of the Delaware Company. The obligation of the Delaware Company to consummate the Exchange is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of the BVI Company (including those made on behalf of the Shareholders pursuant to Article V) shall be true and correct in all material respects as of the Closing Date.

(b) The BVI Company and the Shareholders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) The Delaware Company shall have received a certificate, dated the Closing Date, signed by an executive officer of the BVI Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

7.3 Additional Conditions to Obligations of the BVI COMPANY AND SHAREHOLDERS. The obligation of the BVI Company and the Shareholders to consummate the Exchange is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of the Delaware Company shall be true and correct in all material respects as of the Closing Date.

(b) The Delaware Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) The BVI Company shall have received a certificate, dated the Closing Date, signed by an executive officer of the Delaware Company, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

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ARTICLE VIII – INDEMNIFICATION

8.1 Survival. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months, provided, however, that the representations and warranties relating to organization, capitalization, title to shares, and authority shall survive indefinitely (or for the applicable statute of limitations).

8.2 Indemnification by the BVI Company. The BVI Company hereby agrees to indemnify and hold harmless the Delaware Company and its officers and directors from and against any and all losses arising out of any breach of the representations, warranties, or covenants of the BVI Company or the Shareholders contained in this Agreement.

8.3 Indemnification by the Delaware Company. The Delaware Company agrees to indemnify and hold harmless the BVI Company from and against any and all losses arising out of any breach of the Delaware Company's representations, warranties, or covenants contained in this Agreement.

ARTICLE IX – TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Delaware Company and the BVI Company;

(b) by either the Delaware Company or the BVI Company if the Closing has not occurred by October 2, 2025 or as such later date as the parties may mutually agree in writing; or

(c) by either the Delaware Company or the BVI Company if a Governmental Entity shall have issued an order, decree, or ruling permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, except for liability for any willful breach of this Agreement prior to termination.

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ARTICLE X – MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, or on the next business day if sent by reputable overnight courier, or upon confirmed transmission if sent by email, to the parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice).

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

10.3 Amendments and Waivers. This Agreement may only be amended, supplemented, or otherwise modified by a written instrument executed by the Delaware Company and the BVI Company. Any waiver of any term or condition must be in writing and signed by the party granting the waiver.

10.4 Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles. Any legal action arising out of this Agreement shall be brought exclusively in the state or federal courts located in Delaware.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery via electronic transmission (e.g., PDF) shall be deemed sufficient for all purposes.

10.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

10.8 Expenses. Each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

UMEWORLD INC.

(Delaware Corporation)

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	Chief Executive Officer

UMEWORLD LIMITED

(British Virgin Islands Company)

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	Chief Executive Officer

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